Prospectus Supplement
Filed Pursuant to Rule 424(b)(3) of the Securities Act of 1933

To Prospectus dated January 24, 2007	SEC Registration No. 333-136915
Bootheel Agri-Energy, LLC
30,000,000 — 55,000,000 Membership Units
This Prospectus Supplement (the “Supplement”) relates to the sale of 30,000,000 to 55,000,000 Units, offered at $2 per share, of Bootheel Agri-Energy, LLC (the “Company”), which may be offered and sold pursuant to the Company’s Registration Statement on SB-2 (SEC Registration No. 333-137948). This Supplement should be read in conjunction with the Prospectus dated January 24, 2007, which is a part of the Registration Statement declared effective on January 24, 2007 (the “Prospectus”). A copy of the Prospectus accompanies this Supplement. All capitalized terms used but not defined herein shall have the meaning given to them in the Prospectus.
Page 2 of the Prospectus states that the Company does not intend to register the offering under the “blue sky” laws of any state. Page 7 of the Prospectus states that the securities have not been registered under the securities laws of any state and may be offered or sold in any state only in reliance on exemptions from the registration requirements of the laws of such states.
The Company intends to register the sale of its units in such states that the Company deems advisable. The Company is registering the sale of the units or contemplates that it will apply for registration in several states, including Arkansas, California, Illinois, Kentucky, Minnesota, New York, North Carolina, Tennessee and Texas. The Company may elect not to register in these states, or it may elect to register in additional states. The sale of Units in California is subject to purchaser suitability requirements. Pursuant to the suitability requirements, the Company will limit California offerings to investors that have a minimum net worth of $250,000, and that have, during the last tax year, or estimate during the current tax year, a gross income of $65,000 or, in the alternative, a minimum net worth of up to $500,000. The sale of Units in other states may be subject to similar suitability requirements. Units sold in Georgia must contain a legend indicating that the sales are made pursuant to a limited offering exemption. The sale of Units in other states may require similar legends.
Registration of the Units in any state will not alter the restrictions on transferability that are discussed in the Prospectus.
The date of this Prospectus Supplement is January 15, 2008